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                                                                     EXHIBIT 11

                           DURA AUTOMOTIVE SYSTEMS, INC.
                   STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                  YEARS ENDED DECEMBER 31,
                                           --------------------------------------
                                             1995           1996           1997
                                           --------       --------       --------
Net income                                 $ 10,126       $ 10,128       $ 16,642
                                           --------       --------       --------
                                           --------       --------       --------
Weighted average number of Class A
     common shares outstanding                  -            1,434          3,907
Weighted average number of Class B
     common shares outstanding                4,967          5,000          4,901
Dilutive effect of outstanding stock
     options after application of the
     treasury stock method                       22             28             61
                                           --------       --------       --------
Diluted shares outstanding                    4,989          6,462          8,869
                                           --------       --------       --------
                                           --------       --------       --------
Basic earnings per share                   $   2.04       $   1.57       $   1.89
                                           --------       --------       --------
                                           --------       --------       --------
Diluted earnings per share                 $   2.03       $   1.57       $   1.88
                                           --------       --------       --------
                                           --------       --------       --------

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